Exhibit 16(a)(1)(iii)
PINNACLE BANCSHARES, INC.
1811 Second Avenue
Jasper, Alabama 35502-1388
Offer to Purchase for Cash
Shares of its Common Stock, Par Value $.01 Per Share,
Held by Holders of 99 or Fewer Shares
THIS OFFER WILL EXPIRE AT 5:00 P.M. CENTRAL TIME ON
MONDAY, DECEMBER 3, 2007,
THE EXPIRATION DATE, UNLESS EXTENDED OR EARLIER TERMINATED.
October 18, 2007
To Brokers, Dealers, and Commercial Banks, Trust Companies and Other Nominees:
     Pinnacle Bancshares, Inc., a Delaware corporation, sometimes referred to herein as the “Company,” is offering to purchase for cash shares of its common stock held by stockholders who owned of record or beneficially 99 or fewer shares as of the close of business on October 10, 2007 and who continue to hold such shares through the expiration date of the offer, at a purchase price of $16.25 per share, plus $50.00 to each stockholder who accepts the offer, upon the terms and subject to the conditions set forth in the Company’s offer to purchase for cash, dated October 18, 2007, and in the related letter of transmittal.
THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED
PURSUANT TO THE OFFER.
     Other than Corporate Communications, Inc., which the Company has retained to act as the information agent for the offer and which will receive customary fees associated with its performance in such capacity, no fees or commissions will be payable by the Company to brokers, dealers or any other person for soliciting tenders of shares pursuant to the offer as described in the offer to purchase. The Company will, upon request, reimburse brokers and banks for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the offer to their customers.
     For your information and for forwarding to your clients, including those who owned of record or beneficially 99 or fewer shares of the Company’s common stock and for whom you hold 99 or fewer shares registered in your name or in the name of your nominee on the close of business on October 10, 2007, we are enclosing the following documents:
1.	Offer to purchase for cash, dated October 18, 2007;
2.	Letter to stockholders from the President and the Chairman of the Board of Directors of Pinnacle Bancshares, Inc., dated October 18, 2007;
3.	Form of Letter to Clients which may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee;
4.	Form of Client Instruction Form (printed on green paper) on which clients may provide you instructions concerning their decision regarding a tender of their shares, which includes a substitute Form W-9;
5.	Notice of Guaranteed Delivery (printed on yellow paper) to be used to accept the offer if all required documents cannot be delivered to the Company by the expiration date;
6.	Letter of Transmittal (printed on blue paper) for your use and for the information of your clients, which also includes a substitute Form W-9; and
7.	A return envelope addressed to the Company.

     WE REQUEST THAT YOU CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER TO PURCHASE WILL EXPIRE AT 5:00 P.M., CENTRAL TIME, ON MONDAY, DECEMBER 3, 2007 UNLESS EXTENDED OR EARLIER TERMINATED.
     In order to take advantage of the offer, a stockholder must do either (A) or (B) below before the offer expires:
A.	Deliver a duly executed and properly completed Letter of Transmittal and any other required documents to the depositary with certificate(s) representing the tendered shares, all in accordance with the instructions set forth in the offer to purchase and Letter of Transmittal; or
B.	Comply with the guaranteed delivery procedure set forth in the offer.
     Please direct any inquiries you may have with respect to the offer, and any requests for additional copies of the enclosed materials, to Gil Fuqua, the information agent for the offer, at Corporate Communications, Inc., 523 Third Ave. S., Nashville, TN 37210; (615) 324-7311 (telephone); (615) 254-3420 (facsimile).

Very truly yours,
/s/ Robert B. Nolen, Jr.
Robert B. Nolen, Jr.
President and Chief Executive Officer

Enclosures
     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF ACT TELECONFERENCING, INC. OR ANY OF ITS AFFILIATES OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.
     The offer is not being made to (nor will tenders of shares be accepted from or on behalf of) stockholders in any jurisdiction in which the making or acceptance of the offer would not be in compliance with the laws of such jurisdiction.